Exhibit 99.1

NEWS RELEASE – For Immediately Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES, INC. ANNOUNCES FISCAL 2007 FOURTH QUARTER AND YEAR END RESULTS OF OPERATIONS

-- Fourth Quarter EPS up 120% - 20% Increase in Revenue for the Year --

ST. PETERSBURG, FL – June 14, 2007 – MTS Medication Technologies, (AMEX:MPP), an international provider of automated packaging systems and consumable supplies designed to improve adherence to medication regimens for senior citizens and chronically ill patients, today announced results for its fiscal fourth quarter and year ended March 31, 2007.

Fourth Quarter

Revenue for the fourth quarter increased 24.3% to $14.3 million from $11.5 million in the prior year. Net income was $764,000, or $.11 per diluted common share, compared with net income before preferred stock dividends of $344,000, or $0.05 per diluted common share in the prior year.

Revenue associated with consumables and prepack automation sold primarily to the core long-term care market increased 7.9%, OnDemand® machine-related revenue increased 92.4% and revenue in Europe increased 161.5%.

Gross margin for the fourth quarter increased to 37.8% compared with 36.4% in the prior year’s fourth quarter. The increase in gross profit margin percentage resulted primarily from higher gross profit on revenue associated with consumable products sold in both the U.S. and Europe.

SG&A expenses for the fourth quarter were $3,349,000, or 23.4% of revenue, compared with $2,848,000, or 24.7% of revenue in the prior year’s fourth quarter. The increase in SG&A expenses was primarily due to research and development expenses associated with new products such as the OnDemand Express II™, marketing expenses and higher selling costs associated with variable compensation plans. In addition, increased costs for European operations were related to BAF (United Kingdom), which was acquired on February 22, 2006 and Consilio (Germany), which was acquired in fourth quarter on February 6, 2007.

Operating profit was $1,474,000, or 10.3% of revenue in the fourth quarter, compared with $810,000, or 7.0% of revenue, in the prior year’s fourth quarter. Operating profit increased primarily due to higher gross profit realized on higher revenue.

Fiscal Year

Revenue for the 2007 fiscal year increased 20.2% to a record $51.1 million, compared with $42.5 million in the prior year. The net loss available to common stockholders was $2,124,000 compared with net income to common stockholders of $1,430,000 in the prior year. Net loss per diluted common share was $0.35 compared with net income per diluted common share of $0.23 in the prior year. During the third quarter, the Company redeemed all of its outstanding shares of convertible preferred stock and recorded a constructive dividend of $4.5 million or $0.73 per diluted common share. Net income for the fiscal year ended March 31, 2007, before preferred stock dividends, was $2,531,000 or $0.36 per diluted common share.

Revenue associated with consumable and prepack automation sold primarily to the core long-term care market increased 9.9%, OnDemand machine related revenue increased 46.2% and revenue in Europe increased 111.2%.

Gross margin percentage for the fiscal year declined slightly to 37.9% from 38.1% in the prior year. Increased direct costs of materials and labor were generally offset by increased selling prices. Incremental product margin realized on increased revenue associated with consumables and prepack machines were offset by lower product margin realized on OnDemand machines and higher factory overhead costs.

SG&A expenses were $12.5 million, or 24.5% of revenue, compared with $10.7 million, or 25.2% of revenue in the prior year. SG&A expenses increased in primarily due to higher selling costs associated with increased personnel, variable compensation plans, marketing expenses, costs related to the support of automation products, primarily OnDemand and MedLocker®, as well as administration costs related to operations in Europe associated with BAF (United Kingdom).

Operating profit was $4,544,000, or 8.9% of revenue for the year, compared with $3,168,000, or 7.5% of revenue in the prior year. Operating profit increased primarily due to higher gross profit realized on higher revenue.

Todd E. Siegel, President and CEO, said, “We have completed a very successful year with significant growth in both revenue and profitability. Our results are particularly impressive in view of the considerable amount expended during our fourth quarter for research and development of our new OnDemand Express II. Our investment in this state-of-the-art automation product should yield significant benefits in the future. In addition, we are very pleased that fiscal 2007 included an increase in our operating margins that resulted from monitoring costs as revenue increased.”

Siegel continued, “Although it is gratifying to deliver on our expectations, we do not take the challenges ahead of us lightly. Our Company is approaching a critical point that we believe will take us to new levels of growth and profitability. Managing costs and expectations while generating organic growth from new product and market initiatives is extremely challenging. The timing of necessary development costs, marketing programs and hiring of new personnel, coupled with an unpredictable sales ramp-up are variables that contribute to the complexity. For example, at the beginning of the fiscal year, we did not anticipate the need to develop a higher throughput OnDemand system to meet the needs of our largest customer. However, as this opportunity became apparent, we met the challenge even though it was going to have an impact on our earnings in the form of additional R&D expense in our fourth quarter. Another example was the introduction and completion of our OnDemand AccuFlex™. Initially, we priced the system at $250,000, and sold three systems at this price in the fourth quarter. Concurrently, we were improving the machine so it would meet higher performance expectations – a decision that also increased costs and resulted in lower margins. Once this became clear, we increased the price, first to $285,000 and now to $305,000, a price we believe will deliver improved profit margins while at the same time providing enhanced value to our customers.”

Highlighted below are the Company’s achievements for fiscal year 2007 and more recent events.

•	Acquired Consilio in Muehltal, Germany, and entered the German market: This was a strategic decision to accelerate market expansion as opposed to an acquisition strategy to add immediate sales volume or profitability.

•	Completed and released OnDemand AccuFlex machine. Sold five AccuFlex, two Express and one Multi-Med 40 OnDemand systems.

•	Introduced and completed a successful beta installation of OnDemand Multi-Med 40 and developed several related consumable package designs.

•	Expanded Multi-Med sales to new customers in the retail and specialty pharmacy markets.

•	Completed the integration of BAF (acquired in February 2006) with MTS International, Ltd.

•	Increased penetration of independent pharmacies in our core markets adding approximately 800 new customers.

•	Added several new MedLocker sites bringing our total MedLocker installations to 75.

•	Initiated a pilot project in the nutritional supplement market with a high quality manufacturer serving health care practitioners.

•	Introduced Multi-Med packaging and automation solutions to chain drug stores, super markets, mass merchants with pharmacies, mail order pharmacies and the international markets.

•	Received two base U.S. patents: one pertaining to all our OnDemand models and the other more specific to OnDemand AccuFlex. Received five international patents pertaining to all our OnDemand models. Also filed for sixteen additional patents bringing total patents under prosecution to 40.

•	Redeemed all the outstanding shares of convertible preferred stock, which resulted in a 12% increase of the ownership percentage held by our common stockholders.

•	Introduced MedTimes™ alpha site and new beta version release.

•	Completed the design and development of the OnDemand Express II.

•	Signed an agreement with Omnicare, Inc. for 16 OnDemand Express II and 8 OnDemand AccuFlex systems; a contract worth approximately $17 million over an estimated 18-month period.

Key Goals for Fiscal Year 2008(1)

•	Successful implementation of the OnDemand Express II.

•	Successful introduction of the OnDemand CentraFill™ production prototype at the National Association of Chain Drug Stores (NACDS) tradeshow in August 2007.

•	Initiation of a pilot project with one or more large chain drug stores and super market chains with a pharmacy.

•	Completion of a pilot test in the nutritional supplement market and successful launch and expansion of a nutritional product line.

•	Demonstration of the valuable cost savings associated with MedTimes and introduction to additional customers.

•	Increased production efficiencies and capabilities to meet the high-quality, multi-color graphics demands of the retail pharmacy and nutritional markets.

•	A targeted focus on organizational development and hiring the best possible people to meet our growing needs.

•	Expansion of OnDemand Multi-Med 40 in the U.S. and European markets.

•	Continued increase in stockholder value.

Siegel concluded, “When we look back at fiscal year 2007, we are impressed with what we have accomplished and look forward to the challenges ahead. I am honored to be part of an organization with so many dedicated and committed employees, and I cannot help but think how fortunate MTS is to have so many customers and vendors that we can call our partners and our friends. Our stockholders should know that they have invested in a unique company with a very special purpose. We believe that as we execute our strategies in the coming years, we will leverage our business model, expertise and experience to achieve even more significant growth and profitability for years to come.”

Fiscal Year 2008 Outlook

For the fiscal year ended March 31, 2008, management anticipates that revenue will range between $61 million and $64 million. We expect three factors to contribute to increased revenue in FY 08: continued growth in consumable product sales to our core long term care customers in the U.S.; an increase in the number of OnDemand machine installations, primarily due to the contract for Express II and Accuflex machines that we recently signed with our largest customer, Omnicare; and increased sales in Europe resulting from continued growth in the UK market and our entry into Germany, facilitated by our acquisition of Consilio in February.

Based upon our revenue expectations and our outlook regarding gross and operating margins, we expect our fully diluted earnings per common share to be in the range of $.52 to $.57.

Notice of Conference Call

Management of the Company will host a conference call Thursday, June 14, 2007 at 11:00 A.M. EDT. To access the conference call, please telephone 888-321-3075 and enter 8885213 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

(1)     The key goals for fiscal year 2008 are forward-looking statements and goals that may not be achieved.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products. All of the sections entitled goals for 2008 and outlook for 2008 are composed of forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating Costs, changes in the United Kingdom ,Germany or other European healthcare regulatory systems healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	2007	2006

Current Assets:
Cash	$292	$447
Accounts Receivable, Net	9,194	7,148
Inventories, Net	5,767	5,279
Prepaids and Other	926	359
Deferred Tax Asset	271	1,277

Total Current Assets	16,450	14,510

Property and Equipment, Net	5,344	5,015
Goodwill	740	480
Other Intangible Assets, Net	808	467
Other Assets, Net	2,507	2,610

Total Assets	$25,849	$23,082

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$7,024	$5,589
Current Maturities of Long-Term Debt	2,447	698
Current Maturities of Related Party Note Payable	328	308

Total Current Liabilities	9,799	6,595

Long-Term Debt, Less Current Maturities	5,395	2,727
Related Party Note Payable, Less Current Maturities	106	434
Lease Incentive	283	317
Deferred Tax Liability	553	576

Total Liabilities	16,136	10,649

Stockholders' Equity:
Preferred Stock	–	2
Common Stock	62	60
Capital In Excess of Par Value	8,736	13,887
Accumulated Other Comprehensive Income	254	91
Retained Earnings (Accumulated Deficit)	989	(1,279)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	9,713	12,433

Total Liabilities and Stockholders' Equity	$25,849	$23,082

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands; Except Earnings Per Share Amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2007	2006	2007	2006

Net Sales	$14,288	$11,513	$51,095	$42,522
Costs and Expenses:
Cost of Sales	8,866	7,322	31,736	26,311
Selling, General and Administrative	3,349	2,848	12,461	10,711
Depreciation and Amortization	599	533	2,354	2,332

Total Costs and Expenses	12,814	10,703	46,551	39,354

Operating Profit	1,474	810	4,544	3,168

Interest Expense	189	69	372	322

Income Before Taxes	1,285	741	4,172	2,846

Income Tax Expense	521	397	1,641	1,194

Net Income Before Preferred Stock Dividends	764	344	2,531	1,652

Convertible Preferred Stock Dividends	–	55	151	222

Constructive Dividend Related to Redemption of Convertible Preferred Stock	–	–	4,504	–

Net Income (Loss) Available to Common Stockholders	$764	$289	$(2,124)	$1,430

Net Income (Loss) Per Basic Common Share	$0.12	$0.05	$(0.35)	$0.24

Net Income (Loss) Per Diluted Common Share	$0.11	$0.05	$(0.35)	$0.23

Weighted Average Shares Outstanding - Basic	6,179	6,014	6,076	5,945

Weighted Average Shares Outstanding - Diluted	6,675	7,245	6,076	7,173